Via Facsimile and U.S. Mail
Mail Stop 6010


September 1, 2005


Mr. John Stanton
Chief Executive and Financial Officer, and Chairman
Nanobac Pharmaceuticals, Inc.
2727 W. Martin Luther King Jr. Boulevard
Suite 850
Tampa, FL  33607


Re:	Nanobac Pharmaceuticals, Inc.
	Form 10-KSB/A for the Fiscal Year Ended December 31, 2004
	Filed June 17, 2005
	File No. 033-80612

Dear Mr. Stanton:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								Kevin Woody
								Branch Chief

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Mr. John Stanton
Nanobac Pharmaceuticals, Inc.
July 8, 2005
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